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                                                                    EXHIBIT 99.3

                               LETTER TO BROKERS

                                      FOR

               TENDER OF 11 1/2% SENIOR NOTES DUE 2009, SERIES A

                                IN EXCHANGE FOR

                    11 1/2% SENIOR NOTES DUE 2009, SERIES B
                          CAPROCK COMMUNICATIONS CORP.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

       ON ______________, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE").

           OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                    AT ANY TIME PRIOR TO THE EXPIRATION DATE

To Registered Holders and Depository
Trust Company Participants:

         We are enclosing herewith the material listed below relating to the offer by CapRock Communications Corp. (the "Company"), a Texas corporation, to exchange its 11 1/2% Senior Notes Due 2009, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 11 1/2% Senior Notes Due 2009, Series A (the "Old Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated __________, 1999, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

         Enclosed herewith are copies of the following documents:

         1.       Prospectus dated ____________, 1999;

         2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

         3.       Notice of Guaranteed Delivery; and

         4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

         Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such New Notes, (iii) if the holder or any such other person is not a broker-dealer, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if the holder or any such other person is an "affiliate," that the holder or any such other person will comply with the



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registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder or any such other person is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old Notes, it will represent that such Old Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Each holder of the Old Notes will further be required to acknowledge that if the holder or the person receiving the New Notes is participating in the Exchange Offer for the purpose of distributing the New Notes (i) the holder or such person cannot rely on the position of the staff of the Commission in certain no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes, and (ii) failure to comply with such requirements in such instance could result in the holder or such person incurring liability under the Securities Act for which the holder or such person is not indemnified by the Company.

         The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

         The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from the undersigned.

                                      Very truly yours,

                                      CHASE MANHATTAN TRUST COMPANY,
                                      NATIONAL ASSOCIATION